EXHIBIT 3.1

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: www.nvsos.gov

Certificate of Withdrawal of Certificate of Designation (PURSUANT TO NRS 78.1955(6))

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Withdrawal of
Certificate of Designation
for Nevada Profit Corporations
(Pursuant to NRS 78.1955(6))
1. Name of corporation:
ESPRE SOLUTIONS, INC.

2. Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:
RESOLVED, that the resolution of the Board of Directors dated July 18, 2008, and filed with the Nevada Secretary of State on July 18, 2008, designating a series of preferred shares as “Series B Preferred Stock” is hereby withdrawn.

3. No shares of the class or series of stock being withdrawn are outstanding.

4. Signature: (required)

X /s/ Peter Ianace
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State NRS Withdrawal Designation
562465.1	Revised: 7-1-08